Exhibit 99.1

22nd Century Group to Participate in the Emerging Growth Virtual Conference on August 21, 2024

MOCKSVILLE, N.C. / August 20, 2024 / 22nd Century Group, Inc. (Nasdaq: XXII), a tobacco products company focused on nicotine harm reduction and contract manufacturing, today announced that it will provide a brief corporate update as part of the Emerging Growth Virtual Conference on Wednesday, August 21, 2024 at 4:25 PM Eastern Time.

To access the live presentation, please use the events link online at https://ir.xxiicentury.com/.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (NASDAQ: XXII) is an agricultural biotechnology company focused on tobacco harm reduction by offering tobacco products with 95% less nicotine, designed to improve health and wellness by helping smokers smoke less. Backed by comprehensive and extensively patented technologies that regulate nicotine biosynthesis activities in the tobacco plant, the Company has pioneered the development of high-yield, proprietary reduced nicotine content (RNC) tobacco plants and clinically validated RNC cigarette products. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. The Company is a subsequent participating manufacturer under the Master Settlement Agreement ("MSA") and vertically integrated for the production of both its own products and contract manufacturing operations ("CMO"), which consist primarily of branded filtered cigars and conventional cigarettes.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

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Investor Relations & Media Contact

Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200